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                                                                    Exhibit 99.1

NEWS RELEASE                                            FOR RELEASE FEB 14, 2006
CONTACTS:                                               6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

         KENDLE REPORTS 17% INCREASE IN NET SERVICE REVENUES AND RECORD
                   BUSINESS AUTHORIZATIONS FOR FULL YEAR 2005

- New business awards reach all-time Company high of $328 million, up 31% over 2004 and double the market growth rate for Phase I-IV services

- Fourth Quarter and Full Year 2005 EPS of $0.25 and $0.76 represent increases of 56% and 181%, respectively, over prior period

-    Net service revenues for 2005 up 17% to $202.0 million

- 2005 operating margin of 8.5% significantly improved over 3.9% margin for previous year

- Cash flow from operations for 2005 of $23.0 million, up from $7.9 million in 2004

- Total business authorizations of $323 million are an all-time Company high, up 35% from year end 2004

CINCINNATI, Feb. 14, 2006 -- Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported fourth quarter and full year 2005 financial results.

Net service revenues for fourth quarter 2005 were $52.8 million, an increase of 10 percent over net service revenues of $48.0 million for fourth quarter 2004. Earnings per diluted share of $0.25 for fourth quarter 2005 represents a substantial increase over the $0.16 per share reported for fourth quarter 2004. Included in 2005 fourth quarter earnings is a $1.7 million accounts receivable allowance ($1.6 million after tax) associated with one study being conducted in Europe and a reversal of the valuation allowance for future tax benefits in the Netherlands totaling $820,000.

Net service revenues by geographic region for the fourth quarter were 58 percent in North America, 39 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 31 percent of net service revenues for fourth quarter 2005 compared to 41 percent of net service revenues for fourth quarter 2004.

Reimbursable out-of-pocket revenues and expenses were $13.7 million for fourth quarter 2005 compared to $11.2 million in the same quarter a year ago.

Income from operations for fourth quarter 2005 was approximately $5.2 million, or 9.8 percent of net service revenues, compared to income from operations of $3.8 million in fourth quarter 2004. Net income for the quarter was approximately $3.7 million, or $0.25 per diluted share, compared to net income of approximately $2.1 million, or $0.16 per diluted share, in fourth quarter 2004. Excluding the receivables allowance and the reversal of the tax valuation allowance noted previously, net income for the quarter was $4.5 million, or $0.31 per diluted share.

New business awards were a record $90 million for fourth quarter 2005. Contract cancellations for the quarter were $13 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled an all-time Company high of $323 million at Dec. 31, 2005, up 35 percent from $240 million at Dec 31, 2004.

"Kendle's continued focus on project delivery and operational excellence delivered strong results for our customers and shareholders in 2005," said Candace Kendle, PharmD, Chairman and Chief Executive Officer. "Over the year we achieved four consecutive quarters of strong revenue growth and record new business awards and we

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were recognized as one of the 20 best-performing stocks in the United States for the year. These results demonstrate our significant progress in building a stronger organization to deliver improved value for our customers in 2006 and beyond."

Cash flow from operations for the quarter was a positive $12.5 million. Cash and marketable securities totaled $48.8 million, including $592,000 of restricted cash, and bank borrowings totaled $3.8 million at Dec. 31, 2005. Days sales outstanding in accounts receivable were 45 and capital expenditures for fourth quarter 2005 totaled $1.2 million.

Net service revenues for the year ended Dec. 31, 2005, were $202.0 million compared to net service revenues of $172.9 million for the year ended Dec. 31, 2004. Net service revenues by geographic region were 57 percent in North America, 40 percent in Europe and 3 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 34 percent of net service revenues for the 12 months ended Dec. 31, 2005.

Reimbursable out-of-pocket revenues and expenses were $48.6 million for the 12 months ended Dec. 31, 2005, compared to $43.0 million in the same period a year ago.

Income from operations for the 12 months ended Dec. 31, 2005, was approximately $17.2 million, or 8.5 percent of net service revenues, compared to $6.7 million, or 3.9 percent of net service revenues in the 12 months ended Dec. 31, 2004. Net income for the year 2005 was approximately $10.7 million, or $0.76 per diluted share, compared to net income of $3.6 million or $0.27 per diluted share, in the year 2004. Excluding the receivables allowance and the reversal of the tax valuation allowance from the fourth quarter, the write-off of deferred state tax benefits in the second quarter and the gain on early debt retirement in the first quarter, pro forma net income for 2005 was $12.5 million, or $0.88 per diluted share.

Cash flow from operations for the 12 months ended Dec. 31, 2005, was a positive $23.0 million. Capital expenditures for the year 2005 totaled $5.0 million.

"As we mark our 25th year in providing clinical development solutions for biopharmaceutical customers worldwide, the demand for Phase I-IV services globally remains strong, with the market estimated at $15.4 billion for 2006," added Dr. Kendle. "Kendle's focus will be on the following three initiatives to strengthen our position as a global drug development partner: driving strategic business expansion and diversification in high-growth markets, delivering internal process improvements to achieve greater quality and improved profitability, and recruiting and retaining a highly-skilled workforce to meet the diverse therapeutic and drug development needs of our customers."

Kendle will host its fourth quarter 2005 conference call Feb. 14, 2006, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on March 14, 2006.

ABOUT KENDLE

Kendle International Inc. (Nasdaq: KNDL) is among the world's leading global clinical research organizations. We deliver innovative and robust clinical development solutions -- from first-in-human studies through market launch and surveillance -- to help the world's biopharmaceutical companies maximize product life cycles and grow market share. With the expertise of our nearly 2,000 associates worldwide, Kendle has conducted clinical trials or provided regulatory, pharmacovigilance and validation

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services in 70 countries. The company was named one of the 20 best-performing stocks in the United States for 2005. Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Feb. 14, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###

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                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,          December 31,
                                                  ------------------   -------------------
                                                     2005     2004       2005       2004
                                                   -------   -------   --------   --------
Net service revenues                               $52,799   $47,965   $202,032   $172,888
Reimbursable out-of-pocket revenues                 13,671    11,206     48,607     42,980
                                                   -------   -------   --------   --------
Total revenues                                      66,470    59,171    250,639    215,868
                                                   -------   -------   --------   --------
Costs and expenses:
   Direct costs                                     28,253    25,633    108,582     96,909
   Reimbursable out-of-pocket costs                 13,671    11,206     48,607     42,980
   Selling, general and administrative expenses     17,582    16,157     68,216     59,797
   Depreciation and amortization                     1,763     2,369      7,991      9,175
   Severance and office consolidation costs             --        --         --        302
                                                   -------   -------   --------   --------
   Total costs and expenses                         61,269    55,365    233,396    209,163
                                                   -------   -------   --------   --------
Income from operations                               5,201     3,806     17,243      6,705
Other income (expense):
   Interest expense                                    (80)     (203)      (460)      (776)
   Interest income                                     345       135      1,019        400
   Other                                              (210)     (649)      (287)      (873)
   Gain on debt extinguishment                          --        --        300        597
                                                   -------   -------   --------   --------
Income before income taxes                           5,256     3,089     17,815      6,053
Income taxes                                         1,563     1,001      7,141      2,481
                                                   -------   -------   --------   --------
Net income                                         $ 3,693   $ 2,088   $ 10,674   $  3,572
                                                   =======   =======   ========   ========

Income per share data:
Basic:

      Net income per share                         $  0.26   $  0.16   $   0.79   $   0.27
                                                   =======   =======   ========   ========

      Weighted average shares outstanding           14,046    13,240     13,572     13,166

Diluted:

      Net income per share                         $  0.25   $  0.16   $   0.76   $   0.27
                                                   =======   =======   ========   ========

      Weighted average shares outstanding           14,611    13,522     14,120     13,391

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                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                            December 31, 2005   December 31, 2004
                                            -----------------   -----------------
Cash, cash equivalents and marketable
   securities (including restricted cash)        $ 48,755            $ 28,907
Net Receivables                                    33,154              31,100
Total assets                                      184,759             162,680
Bank borrowings                                     3,839               7,203
Shareholders' equity                              122,504             102,775

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                            Kendle International Inc.
                   Reconciliation of GAAP EPS to Pro forma EPS
                                   (Unaudited)

                                                Three Months Ended   Tweleve Months Ended
                                                   December 31,           December 31
                                                ------------------   --------------------
                                                    2005     2004        2005     2004
                                                  -------   -----      -------   ------
GAAP net income per share                         $  0.25   $0.16      $  0.76   $ 0.27
   Accounts receivable allowance                  $  0.11      --      $  0.11       --
   Reversal of valuation allowance                 ($0.05)     --       ($0.06)      --
   Severance costs                                     --      --           --     0.01
   Write-off of deferred state income taxes            --      --         0.08       --
   Gain on debt extinguishment                         --      --        (0.01)   (0.03)
                                                  -------   -----      -------   ------
Pro forma net income (loss) per diluted share     $  0.31   $0.16      $  0.88   $ 0.25
                                                  =======   =====      =======   ======